Exhibit 99.1
February 25, 2022
The RMR Group LLC
Two Newton Place
255 Washington Street
Newton, MA 02458

Ladies and Gentlemen:
Reference is made to the Business Management Agreement, dated as of January 17, 2018 (as amended, restated or supplemented from time to time, the “ILPT Business Management Agreement”), by and between Industrial Logistics Properties Trust, a Maryland real estate investment trust (together with its subsidiaries, “ILPT”), and The RMR Group LLC, a Maryland limited liability company (the “Manager”).
The purpose of this letter is to confirm our understanding and agreement as follows:
1.Notwithstanding anything to the contrary in the Asset Management Agreement dated as of February 25, 2022 (the “JV Asset Management Agreement”) by and between the Manager and Mountain Industrial REIT LLC, a Delaware limited liability company (the “JV”), the terms and conditions of the ILPT Business Management Agreement will control the rights and obligations of ILPT and the Manager, as between themselves, including, without limitation, the fees payable, the term of the business or asset management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
2.For so long as the JV is a consolidated subsidiary of ILPT, any fees paid under the JV Asset Management Agreement will be credited against amounts due from ILPT under the ILPT Business Management Agreement.
3.If ILPT contributes any real properties to the JV, there will be no adjustment to ILPT’s historical cost in such real properties for the purposes of determining “Average Invested Capital” under the ILPT Business Management Agreement; however, “Invested Capital” under the JV Asset Management Agreement will be adjusted.
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If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.
Very truly yours,
/s/ Richard W. Siedel, Jr.

Richard W. Siedel, Jr.
Chief Financial Officer and Treasurer

Acknowledged and agreed:

The RMR Group LLC
/s/ Matthew P. Jordan
Matthew P. Jordan
Executive VP, Chief Financial Officer and Treasurer